UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

NORTHERN OIL AND GAS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On May 8, 2013, Northern Oil and Gas, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) under which it agreed to sell $200 million aggregate principal amount of its 8.000% Senior Notes due 2020 (the “New Notes”) to RBC Capital Markets, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., Capital One Southcoast Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BOSC, Inc., Canaccord Genuity Inc., C.K. Cooper & Company, Global Hunter Securities, LLC, ING Financial Markets LLC, Macquarie Capital (USA) Inc., and Santander Investment Securities Inc. (collectively, the “Underwriters”). The net proceeds from the offering, after deducting underwriting discounts and the estimated offering expenses payable by the Company, are expected to be approximately $204.6 million. A copy of the Underwriting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference; the description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

On September 26, 2012, the Company issued $300 million of its 8.000% Senior Notes due 2020 (the “Existing Notes” and, together with the New Notes, the “Notes”) in a registered offering under the Securities Act of 1933, as amended, in exchange for previously issued private notes. The $200 million of New Notes to be issued and sold pursuant to the Underwriting Agreement will have identical terms, other than the issue date, and will constitute part of the same series as the Existing Notes. The closing of the sale of the New Notes is expected to occur on May 13, 2013, subject to customary conditions.

The Notes are governed by an indenture, dated as of May 18, 2012, between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”). A copy of the Indenture, including the form of Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference; the descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and Notes, respectively.

The Notes bear interest at a rate of 8% per year, payable semiannually in arrears in cash on June 1 and December 1 of each year, with the next interest payment due on June 1, 2013. The Notes will mature on June 1, 2020.

The Notes rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness. The Notes rank senior in right of payment to any of the Company’s future subordinated indebtedness and effectively junior to any of the Company’s secured indebtedness to the extent of value of the collateral securing such indebtedness.

The Company does not currently have any subsidiaries and, as a result, the New Notes will not be guaranteed initially. Any subsidiaries the Company forms in the future may be required under the terms of the Indenture to unconditionally guarantee, jointly and severally, the Company’s payment obligation under the Notes on a senior unsecured basis.

The Company will have the option to redeem the Notes, in whole or in part, at any time on or after June 1, 2016, at the redemption prices set forth in the Indenture, together with any accrued and unpaid interest to the date of redemption. In addition, the Company may, on one or more occasions, redeem some or all of the Notes at any time prior to June 1, 2016, at a price equal to 100% of the aggregate principal amount of the Notes redeemed, plus a “make-whole” premium provided in the Indenture. At any time prior to June 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 108% of the principal amount of the Notes redeemed, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering.

Upon the occurrence of a change of control event, as defined in the Indenture, each holder of Notes may require the Company to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to the date of repurchase.

Item 8.01 – Other Events.

On May 8, 2013, the Company issued a press release regarding the pricing of its underwritten registered offering of the New Notes. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 – Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Indenture, dated May 18, 2012, between Northern Oil and Gas, Inc. and Wilmington Trust, National Association, as trustee (including form of 8.000% Senior Note due 2020) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 18, 2012)

5	Opinion of Faegre Baker Daniels LLP

10.1	Underwriting Agreement, dated May 8, 2013, by and between the Company and BRC Capital Markets, LLC, as Representative of the several underwriters named therein, and Canaccord Genuity Inc., as Qualified Independent Underwriter

12	Calculation of Ratio of Earnings to Fixed Charges

23	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5)

99.1	Press Release dated May 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2013	NORTHERN OIL AND GAS, INC.

	By	/s/ Erik J. Romslo
Erik J. Romslo
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Indenture, dated May 18, 2012, between Northern Oil and Gas, Inc. and Wilmington Trust, National Association, as trustee (including form of 8.000% Senior Note due 2020)	Incorporated by reference

5	Opinion of Faegre Baker Daniels LLP	Filed herewith

10.1	Underwriting Agreement, dated May 8, 2013, by and between the Company and BRC Capital Markets, LLC, as Representative of the several underwriters named therein, and Canaccord Genuity Inc., as Qualified Independent Underwriter	Filed herewith

12	Calculation of Ratio of Earnings to Fixed Charges	Filed herewith

23	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5)	Filed herewith

99.1	Press Release dated May 8, 2013	Filed herewith